EXHIBIT 99.1

[LIVE NATION LOGO]

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

- North American Music Results Improve versus 2006 for Second Straight Quarter -
Results achieved despite soft 2007 concert season
30% growth in Amphitheater Adjusted OIBDAN YTD reverses 5-year negative trend in this business

- Signing of Superstar Artist, Madonna, Validates Live Nation Strategy -
10-year contract for virtually all Madonna music-related businesses redefines the music industry with
unified rights model and creates new area of growth for Live Nation

- Expanded Live Nation Offering Attracting Larger, More Integrated Sponsorship Relationships -
Multi-year sponsorship agreements with Nokia, MBNA UK, AT&T and Rogers integrate
Live Nation products, services and fan reach with these brands

- Definitive Agreement Entered into to Sell Live Nation’s Interest in Broadway in Chicago -
Nonconsolidated investment to be sold for gross sales price of $60 million

LOS ANGELES – November 8, 2007 – Live Nation (NYSE: LYV), the world’s largest live music company, announced today financial results for the three and nine months ended September 30, 2007.

Michael Rapino, President and Chief Executive Officer of Live Nation commented,

“During 2006 – our first year as a public company – we defined a vision for our company: to build a global live music network that provides touring artists the opportunity to maximize their revenues and expand fan reach all under one aligned platform. We also set forth a three-year, three-pronged strategy to fix, build and expand our core business in order to align our assets by 2009 when we believe our new growth initiatives including ticketing and the addition of new artists in our Live Nation Artists, or Artist Nation, division will be poised to add to our bottom line. As we transition our business, our priority for cash generated from improved core operations and sales of non-core assets will be to reinvest in areas – such as our Online and Live Nation Artists divisions – that we believe will be sources for future revenue growth.

During 2007 we moved closer to our three-year goals as we were able to not only achieve our ‘hard’ operational goal of increasing North American Music Adjusted OIBDAN but also our ‘soft’ goals of refocusing the management of our music business on one common agenda. In addition, the signing of Madonna validates our platform and long-term strategy and we believe will propel our growth as we aggressively move to build out new revenue streams.

We are currently on track to achieve our three-year transformation objectives, driven by maximizing North American cash flow and harvesting non-core assets while reinvesting in the short term to expand online and with our Live Nation Artists, or Artist Nation, division. Already we have demonstrated we can profitably grow our core music business as we have increased our Adjusted OIBDAN from $137.6 million in 2005 to $186.8 million on a pro forma basis for the last twelve months ended September 30, 2007 and operating income from ($13.2) million to $78.8 million.

Our key accomplishments during 2007 along each of the three pillars of our strategy include:

Fix Core North American Music Operations

Our number one priority this year operationally was to improve the financial results of our amphitheater business in North America. The amphitheaters had been plagued by a five-year decline in profits due to higher costs from increasing competition for fewer acts and lack of focus on cost control. Year to date through September 30, on a pro forma basis, amphitheater Adjusted OIBDAN is up 30% from last year, despite having one of the weakest touring years in recent history and an over 10% reduction in attendance at these venues. We have proven that by focusing on a business segment with a specific plan and rules for our local promoters, we are able to significantly improve operations. We plan to apply this strategy to our other North American venue and promotion businesses in 2008.

Build Core Music Operations

We have been aggressive in building out our portfolio and entering new markets with new assets. Since the spin, we have added over 40 music venues to our portfolio primarily in top 20 markets internationally and domestically, such as London, Los Angeles and Miami, and entered and/or expanded in three top international markets of Spain, France and Canada.

Expand Core Music Proposition

An integral part of our strategy is to expand our business into new revenue streams which is primarily embodied in our Global Artists segment through our Live Nation Artists, or Artist Nation, division and our Online, or Global Digital, segment. During 2006 and 2007 we increased our investment in these business lines by almost $10 million in Adjusted OIBDAN losses which businesses have begun to show results.

•	Established Live Nation Artists, or Artist Nation, Division by Signing Madonna. Our Artist Nation strategy proposes to more effectively and efficiently utilize this network than it has in the past by providing artists with additional services that can be efficiently executed over or sold to fans across our distribution platform. Our recent signing of Madonna – one of the most influential artists and business women in the world – validates our strategy and the strength of our proposition. We look forward to growing this segment of our business as additional artists seek to join us.

•	Increased Online Traffic and Sales. We expect that our online strategy will be supercharged once we are able to direct fans looking for tickets to our shows to our website. As a precursor to that impact — through September 30, we sold over $3.2 million of inventory online which drove increased traffic to our North American website (unique visitors through September 2007 to www.livenation.com were up 58% over last year) and enabled us to reduce the size of our local North American sales force by approximately 30. We expect to soon make an announcement regarding the path we plan to pursue with respect to ticketing as our contract with Ticketmaster for the bulk of our North American venues expires at the end of 2008.

•	Increased National and International Sponsorship Relationships. As a result of the investments we have made over the last few years in creating a platform on which to provide more and better products and services to fans and artists, we have also begun to attract larger, more integrated sponsor relationships with companies such as Nokia, MBNA UK, AT&T and Rogers Communications. These companies have entered into multi-faceted, multi-year contracts that help them promote their brand by accessing Live Nation’s fan reach, capitalizing on our ticket and content access and associating with our brand. We believe that as the music industry evolves, sponsors will increasingly become more important.

The music industry is at a crossroads as traditional music companies must alter their historic business models or face a difficult path. We believe that Live Nation’s position as the leader in the industry which contributes the most to artists’ income, a long history as the artists’ true partner forged through years of operating in a culture of respect and transparency and our extensive global distribution platform give us the advantage in this changing environment. Moreover, our business is built on the fundamental, irreplaceable experience of the live show – an experience for which there is no substitute.”

North American Music Results Improve versus 2006 for Second Straight Quarter

For the second quarter in a row and year to date, our North American Music financial results performed better in 2007 versus last year. On a pro forma basis, Adjusted OIBDAN and operating income were up during the quarter and year to date on reduced show count and reduced attendance levels as we were able to drive more profit out of fewer shows by buying better and focusing on costs.

The success we had in North America this year was driven by a systematic strategy to improve the operations at our amphitheaters, the largest driver of our profitability in North America and an asset class that had been in decline for the last five years. We were able to successfully execute on improving these operations by setting forth the “7 Rules for 2007” at the beginning of the year which the local promoters were required to follow with respect to booking events. In addition, for the first time, the local promoters are aligned behind a common financial target for the year, with many having voluntarily adjusted their contractual bonuses to align with the objectives of the company as a whole and to convert their potential bonuses for 2007 into the right to receive company stock rather than cash.

As we look forward into 2008, we believe the unprecedented management alignment we achieved in 2007 is a strong platform from which to grow. In addition, given the success of the 2007 amphitheater initiative, we expect to implement similar strategies for other parts of our North American business next year including our arena and small and mid-sized music venue businesses.

($ in thousands)

				North American Music
				Pro Forma(1)
	Three Months Ended,				Nine Months Ended,

	9/30/2007	9/30/2006	Variance	% Variance	9/30/2007	9/30/2006	Variance	% Variance

Revenue	$785,862	$839,773	($53,911)	(6.4%)	$1,550,688	$1,584,142	($33,454)	(2.1%)
Adjusted OIBDAN	65,218	60,104	5,114	8.5%	62,436	58,738	3,699	6.3%
% Margin	8.3%	7.2%	1.1%	- -	4.0%	3.7%	0.3%	—
Operating Income (Loss)	51,711	11,972	39,739	*	29,390	(11,915)	41,305	*
% Margin	6.6%	1.4%	5.2%	- -	1.9%	(0.8%)	2.6%	—

Note: Variances may differ due to rounding;* Denotes variance not meaningful

•	For the third quarter, on a pro forma basis, Adjusted OIBDAN from our North American amphitheaters improved by $5.3 million to $67.8 million on reduced revenue which had the impact of improving margin from 15.1% to 18.2%. Similarly, on a pro forma basis operating income from our North American amphitheaters improved in the quarter by $5.1 million to $60.8 million which had the impact of increasing margin from 13.5% to 16.3%. Year to date, pro forma North American amphitheater Adjusted OIBDAN was up 29.8% to $79.2 million, operating income was up 68.5% to $66.6 million and Adjusted OIBDAN and operating income margins improved from 10.4% to 14.7% and 6.8% to 12.4%, respectively. As we discussed in our Q2 earnings release, the financial improvement was the result of implementing a number of successful new initiatives, including:

– Improved Contribution from Amphitheater Events with Less than 7,500 Attendees: During the third quarter of 2007 excluding Ozzfest, we reduced the number of events with less than 7,500 attendees by 67, or 22.0% from the third quarter of 2006, and improved the contribution from the events we continued to promote. The third quarter 2007 events contributed $2.5 million to our Adjusted OIBDAN versus a loss of ($3.5) million during the third quarter of 2006, resulting in a total improvement of $6.1 million.

– Improved Food and Beverage per Head: Excluding the impact of venue rentals, we increased our food and beverage per head during the third quarter of 2007 by 5.0% from the third quarter of 2006 on a pro forma basis.

– Reduced Costs: We reduced our costs as a percentage of revenue at our amphitheaters primarily by better talent buying and reducing show costs and fixed costs.

•	The increase in North American amphitheater operating income on a pro forma basis was primarily due to the elimination of a write-down of certain venues taken in depreciation and amortization during the third quarter of 2006 and the increased Adjusted OIBDAN as described.

•	For North America overall, the improvement in our amphitheaters, however, was muted primarily by weaker performing arena and third-party promoted events than in 2006.

Signing of Superstar Artist, Madonna, Validates Live Nation Strategy

In early October 2007, we entered into a 10-year arrangement with Madonna which gives us the rights to virtually all of her music-related businesses. We believe this relationship validates Live Nation as the next generation music company and provides a new avenue for cash flow growth for the company as we are able to utilize our extensive distribution platform to monetize artist rights. While we believe that the Madonna arrangement provides Live Nation with a sound financial return itself, that return will significantly improve as additional artists are added to the Live Nation roster. In addition, by extending our relationships with key artists like Madonna, we expect to be able to build more predictability and stability into our overall cash flows.

During the quarter, we did make additional investments in our Live Nation Artists, or Artist Nation, infrastructure to prepare for the execution of the Madonna relationship and future expected artist deals. Already this division has over 300 employees focused on providing the services to artists to monetize their diverse rights outside of the tour while leveraging Live Nation’s global distribution and marketing platform. We expect to manage this infrastructure in a cost efficient manner as our limited artist roster and already strong platform provide us with an additional cost advantage over our competition.

Expanded Live Nation Offering Attracting Larger, More Integrated Sponsorship Relationships

Historically, Live Nation’s predecessors had focused on selling sponsorships at the local, or venue, level and had not focused enough on national or international sponsors with larger deals. We believe our extensive fan reach and access to artists, content and the very valuable and scarce asset, the ticket, provides us with a value proposition for a sponsor that goes beyond putting a sign in one of our amphitheaters. Our value is that our brand, products and services help sell their brand, products and services. Since the spin, we have invested in a number of areas designed to capitalize on our global infrastructure to provide a centralized business which could offer a better experience and more products and services to fans, artists and sponsors. In particular, we have invested heavily in developing our brand, our online presence, our studios business and our Live Nation Artists, or Artist Nation, division. As a result of these investments, our improved value proposition has enabled us to begin to develop larger, more integrated relationships with a number of marquee companies.

Some of our more recent sponsorship relationships include:

•	Nokia. Live Nation operates the Nokia Ticket Rush in both the UK and the US which provides music fans with access to tickets and event alerts. Over time, we expect to provide a comprehensive mobile ticketing facility for fans under this agreement in the UK.

•	MBNA UK. Live Nation provides access to priority tickets, VIP rooms at selected venues, access for direct promotion teams on site at various venues and festivals and other music and theatrical event information to MBNA VIP Entertainment Card holders.

•	AT&T. Live Nation provides signage and promotional activities at our venues, interactive exposure on Live Nation’s digital assets and access to national promotions. In addition, AT&T is distributing a Live Nation live music channel on their attblueroom.com broadband portal.

•	Rogers Communications. Live Nation created the “Rogers Concert Series” that will feature performances at Molson Amphitheater, the Commodore Ballroom and other venues throughout Canada, and delivers specially-designed benefits for Rogers customers including early entry to concerts and a preferred ticketing program. In addition, Rogers is distributing a Live Nation music channel across their wireless, broadband and television platforms.

Definitive Agreement Entered into to Sell Our Interest in Broadway in Chicago

On November 8, 2007, we entered into a definitive agreement to sell our 50% interest in Broadway in Chicago, a nonconsolidated investment, to certain entities wholly-owned by James L. Nederlander, who owns a controlling interest in our joint venture partner in Broadway in Chicago for a gross sales price of $60 million.  Broadway in Chicago primarily presents theatrical shows at four venues in Chicago, including the Ford Center for the Performing Arts – Oriental Theater which we wholly own and will be sold as part of the transaction. During 2006, Broadway in Chicago contributed $6.9 million to our equity in earnings of nonconsolidated affiliates and on an attributable basis, generated $6.0 million of Adjusted OIBDAN and $5.1 million of operating income. The transaction provides us with increased focus on our core music business.  We will use the net proceeds to reinvest in our core business and/or repay debt.  The transaction is expected to close before the end of the year.

Summary of Overall Year to Date and Third Quarter Pro Forma Results

Year to date we have been successful in increasing our Adjusted OIBDAN and operating income despite a cyclically weak 2007 concert season.

($ in thousands)

				Total Company
				Pro Forma(2)
	Three Months Ended,				Nine Months Ended,

	9/30/2007	9/30/2006	Variance	% Variance	9/30/2007	9/30/2006	Variance	% Variance

Revenue	$1,509,558	$1,502,400	$7,158	0.5%	$3,230,202	$3,122,906	$107,297	3.4%
Adjusted OIBDAN	95,018	99,861	(4,843)	(4.8%)	158,675	155,912	2,763	1.8%
% Margin	6.3%	6.6%	(0.4%)	- -	4.9%	5.0%	(0.1%)	—
Operating Income (Loss)	68,424	33,139	35,285	106.5%	88,213	58,947	29,266	49.6%
% Margin	4.5%	2.2%	2.3%	- -	2.7%	1.9%	0.8%	—

Note: Variances may differ due to rounding

[2]	Includes the divestiture of a portion of our North American sports representation business and our UK sports representation business throughout 2006, the acquisition of CPI in May 2006, the acquisition of Trunk in June 2006, the acquisition of Musictoday in September 2006, the acquisition of House of Blues in November 2006, the acquisition of Gamerco in December 2006, the divestiture of Donington Racetrack in January 2007, the divestiture of the remaining stake in Phantom — The Vegas Spectacular in March 2007, the divestiture of the Nashville amphitheater in April 2007, the divestiture of Hammersmith Apollo and the Forum in June 2007, the acquisition of the remaining 50% interest in House of Blues Concerts Canada and consolidation of those results in June 2007, the consolidation of Academy Music Group’s financial results which occurred in July 2007, the sale of selected Mean Fiddler venues in August 2007, the sale of the Odeon venue in August 2007 and the consolidation of operating results of a non-music touring production due to a correction in accounting for that agreement (applicable only for the three months ended September 30, 2007) as if all of these transactions were completed on the first day of the period presented.

Year to Date
The increase in revenue on a pro forma basis was:

•	primarily due to increased revenue from our International Music operations from the impact of increases in foreign exchange rates and better/incremental performance from our acquisitions in Spain and France and increased revenue from our Global Artists segment due to timing of global tours,

•	offset by reduced revenue in our North American Music segment due to fewer events at our high capacity amphitheaters, consistent with our strategy to prune unprofitable, low-attended events this summer.

The increase in Adjusted OIBDAN on a pro forma basis was primarily due to:

•	improved amphitheater operations and cost savings realized from the House of Blues acquisition last year, improved International Music and UK theatrical operations

•	offset by weaker results from arena and third-party promoted events in North America, the shut-down for expansion of our very successful venue in Ireland, The Point (the venue should re-open in early 2009), less profitable global touring activity, weaker North America theatrical presenting operations, investment in the Live Nation Artists, or Artist Nation, platform and increased corporate expenses.

The increase in operating income on a pro forma basis was primarily due to:

•	the elimination of a write-down of certain North American venues taken in depreciation and amortization during the third quarter of 2006 and the increase in Adjusted OIBDAN as described above, partially offset by an increase in non-cash compensation expense.

Third Quarter
The increase in revenue on a pro forma basis was:

•	primarily due to an increase in revenue in our Global Artists segment due to timing of global tours,

•	offset by (i) reduced revenue in our North American Music segment as described above and (ii) reduced revenue in our International Music segment due to the shut-down for expansion of The Point in Ireland, and also timing of certain international festivals which occurred in the second quarter of this year versus the third quarter of last year.

The decrease in Adjusted OIBDAN on a pro forma basis was:

•	primarily due to weaker arena and third-party promoted events in North America, offset by improved amphitheater operations and cost savings realized from the House of Blues acquisition last year, the shut-down for expansion of The Point in Ireland, timing of certain international festivals which occurred in the second quarter of this year versus the third quarter of last year and weaker international promotional activity overall, global touring activity which was less profitable, weaker North America theatrical presenting operations, investment in the Live Nation Artists, or Artist Nation, platform and increased corporate expenses,

•	offset by improved North American Music amphitheater operations and UK theatrical operations.

The increase in operating income on a pro forma basis was primarily due to:

•	the elimination of a write-down of certain North American venues taken in depreciation and amortization during the third quarter of 2006 offset by (i) a decrease in Adjusted OIBDAN as described above and (ii) an increase in non-cash compensation expense.

Forward Looking Statements, Non-GAAP Financial Measures and Reconciliations

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated higher margins and revenues; new revenue streams and growth opportunities, including those associated with the company’s online and Live Nation Artists, or Artist Nation, divisions; the success of Live Nation’s three-year transformation plan; the anticipated financial return associated with the Madonna transaction, and the expectation that such transaction will attract additional artists to the Live Nation Artists, or Artist Nation, platform; the future predictability and stability of cash flows; and cost savings that may result from more efficient management of the company’s infrastructure. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives, the risk that our markets do not evolve as anticipated, competition in the industry and difficulties in attracting established artists away from more traditional contract structures.

Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided below.

Adjusted OIBDAN is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses Adjusted OIBDAN to evaluate the performance of its operating segments. The company believes that information about Adjusted OIBDAN assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, Adjusted OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted OIBDAN as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Total Company Adjusted OIBDAN to Operating Income / (Loss) – Third Quarter
($ in thousands)

	As Reported		Acquisitions/Divestitures (1)		Pro Forma
Three Months Ended		Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$98,622	$92,041	($3,604)	$7,820	$95,018	$99,861
Depreciation and amortization	26,971	62,576	(59)	2,723	26,912	65,299
Loss (gain) on sale of operating assets	(6,128)	(2,091)	0	(6)	(6,128)	(2,097)
Non-cash compensation expense	5,810	902	0	0	5,810	902
Non-cash impairment charge	0	2,617	0	0	0	2,617

Operating Income	71,969	28,037	(3,545)	5,102	68,424	33,139
(Loss)	—	—	—	—	—	—

Reconciliation of Total Company Adjusted OIBDAN to Operating Income / (Loss) – Nine Mos. Ended 9/30/07 and 9/30/06
($ in thousands)

	As Reported		Acquisitions/Divestitures (1)		Pro Forma
Nine Months Ended		Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$148,311	$135,257	$10,364	$20,655	$158,675	$155,912
Depreciation and amortization	79,684	93,887	103	9,496	79,787	103,383
Loss (gain) on sale of operating assets	(20,934)	(11,501)	0	(6)	(20,934)	(11,507)
Non-cash compensation expense	11,609	2,472	0	0	11,609	2,472
Non-cash impairment charge	0	2,617	0	0	0	2,617

Operating Income	77,952	47,782	10,261	11,165	88,213	58,947
(Loss)	—	—	—	—	—	—

Reconciliation of Total Company Adjusted OIBDAN to Operating Income / (Loss) – 2005 and Twelve Months Ended 9/30/07
($ in thousands)

	As Reported		Acq. / Div. (1)	Pro Forma
Twelve Months Ended		Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
	12/31/05	9/30/2007	9/30/2007	9/30/2007

Adjusted OIBDAN	$137,554	$169,152	$17,650	$186,802
Certain litigation and reorg. costs	80,000	0	0	0
Depreciation and amortization	64,622	113,964	2,138	116,102
Loss (gain) on sale of operating assets	4,859	(21,073)	4	(21,069)
Non-cash compensation expense	1,256	12,569	0	12,569
Non-cash impairment charge	0	400	0	400

Operating Income	(13,183)	63,292	15,508	78,800
(Loss)	—	—	—	—

Reconciliation of Attributable Broadway in Chicago Adjusted OIBDAN to Operating Income
($ in thousands)

Twelve Months Ended
12/31/06
Adjusted OIBDAN	$5,971
Depreciation and amortization	833
Loss (gain) on sale of operating assets	0
Non-cash compensation expense	0
Non-cash impairment charge	0

Operating Income
(Loss)	5,138

1 Includes the divestiture of a portion of our North American sports representation business and our UK sports representation business throughout 2006, the acquisition of CPI in May 2006, the acquisition of Trunk in June 2006, the acquisition of Musictoday in September 2006, the acquisition of House of Blues in November 2006, the acquisition of Gamerco in December 2006, the divestiture of Donington Racetrack in January 2007, the divestiture of the remaining stake in Phantom — The Vegas Spectacular in March 2007, the divestiture of the Nashville amphitheater in April 2007, the divestiture of Hammersmith Apollo and the Forum in June 2007, the acquisition of the remaining 50% interest in House of Blues Concerts Canada and consolidation of those results in June 2007, the consolidation of Academy Music Group’s financial results which occurred in July 2007, the sale of selected Mean Fiddler venues in August 2007, the sale of the Odeon venue in August 2007 and the consolidation of operating results of a non-music touring production due to a correction in accounting for that agreement (applicable only for the three months ended September 30, 2007) as if all of these transactions were completed on the first day of the period presented.

Reconciliation of North American Music Adjusted OIBDAN to Operating Income / (Loss) – Third Quarter
($ in thousands)

	As Reported		Acquisitions/Divestitures (2)		Pro Forma
Three Months Ended		Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$65,214	$50,731	$4	$9,374	$65,218	$60,104
Depreciation and amortization	12,737	45,628	(4)	2,291	12,733	47,919
Loss (gain) on sale of operating assets	(766)	(3)	0	0	(766)	(3)
Non-cash compensation expense	1,540	216	0	0	1,540	216
Non-cash impairment charge	0	0	0	0	0	0

Operating Income	51,703	4,890	8	7,082	51,711	11,972
(Loss)	—	—	—	—	—	—

Reconciliation of North American Music Adjusted OIBDAN to Operating Income / (Loss) – Nine Mos. Ended 9/30/07 and 9/30/06
($ in thousands)

	As Reported		Acquisitions/Divestitures (2)		Pro Forma
Nine Months Ended		Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$59,681	$42,386	$2,755	$16,352	$62,436	$58,738
Depreciation and amortization	38,250	62,466	(1,557)	7,635	36,693	70,101
Loss (gain) on sale of operating assets	(6,826)	(1)	0	0	(6,826)	(1)
Non-cash compensation expense	3,179	553	0	0	3,179	553
Non-cash impairment charge	0	0	0	0	0	0

Operating Income	25,078	(20,632)	4,312	8,717	29,390	(11,915)
(Loss)	—	—	—	—	—	—

Reconciliation of North American Amphitheaters Adjusted OIBDAN to Operating Income / (Loss) – Third Quarter
($ in thousands)

	As Reported		Acquisitions/Divestitures (2)		Pro Forma
Three Months Ended		Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$67,841	$55,488	$0	$7,063	$67,841	$62,551
Depreciation and amortization	7,087	6,528	0	304	7,087	6,832
Loss (gain) on sale of operating assets	(57)	(4)	0	0	(57)	(4)
Non-cash compensation expense	0	0	0	0	0	0
Non-cash impairment charge	0	0	0	0	0	0

Operating Income	60,811	48,964	0	6,759	60,811	55,723
(Loss)	—	—	—	—	—	—

Reconciliation of North American Amphitheaters Adjusted OIBDAN to Operating Income / (Loss) – Nine Mos. Ended 9/30/07 and 9/30/06
($ in thousands)

	As Reported		Acquisitions/Divestitures (2)		Pro Forma
Nine Months Ended		Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended	Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006	9/30/2007	9/30/2006

Adjusted OIBDAN	$79,874	$55,805	($722)	$5,175	$79,152	$60,980
Depreciation and amortization	14,800	20,030	(1,716)	1,392	13,084	21,422
Loss (gain) on sale of operating assets	(576)	(4)	0	0	(576)	(4)
Non-cash compensation expense	0	0	0	0	0	0
Non-cash impairment charge	0	0	0	0	0	0

Operating Income	65,650	35,779	993	3,783	66,643	39,562
(Loss)	—	—	—	—	—	—

[2]	Includes the acquisition of House of Blues in November 2006, the divestiture of the Nashville amphitheater in April 2007, the acquisition of the remaining 50% interest in House of Blues Concerts Canada and consolidation of those results in June 2007 and the sale of the Odeon club in August 2007 as if all of these transactions were completed on the first day of the period presented.